Harleysville Group Inc. 355 Maple Avenue Harleysville, PA 19438-2297 www.harleysvillegroup.com Tel 800.523.6344	News Release

For Release:  Immediately
Contact:         Mark Cummins (Investors) 215.256.5025 mcummins@harleysvillegroup.com
                       Randy Buckwalter (Media) 215.256.5288 rbuckwalter@harleysvillegroup.com

HARLEYSVILLE GROUP BOARD OF DIRECTORS
AUTHORIZES SHARE REPURCHASE PROGRAM

HARLEYSVILLE, PA—June 5, 2007—Harleysville Group Inc. (NASDAQ: HGIC) today announced that its board of directors has authorized the company to repurchase up to 1.6 million shares, or approximately
5 percent, of its outstanding common stock through an open market purchase program.
“The authorization of a share repurchase program reflects the board’s confidence in the strength of our company’s financial condition, our considerable potential for future profitable growth and our ongoing commitment to managing our strong capital position effectively,” said Michael L. Browne, Harleysville Group’s president and chief executive officer. “During the past three years we have significantly improved our operating performance, which, in turn, has resulted in increased earnings, and has enabled us to successfully achieve our overall underwriting profitability and return on equity objectives.”
The board authorized Harleysville Group to make purchases for a two-year period in the open market or in privately negotiated transactions. Additionally, under the terms of a Rule 10b5-1 trading plan, the company will purchase its shares at times when it ordinarily would not be in the market because of self-imposed trading blackout periods, such as the time preceding its quarterly earnings releases. The company will repurchase shares from Harleysville Mutual Insurance Company, which owns 53 percent of Harleysville Group’s stock, at fair market value terms on the date of purchase and from the public float in amounts that are proportional to the respective ownership percentages of Harleysville Mutual and the public float as of the authorization date. The timing and terms will be based on market conditions, and will be conducted in accordance with the applicable rules of the Securities and Exchange Commission. The shares acquired will be held for investment purposes.
Harleysville Insurance is a leading regional provider of insurance products and services for small and mid-sized businesses, as well as for individuals, and ranks among the top 60 U.S. property/casualty insurance groups based on net written premiums. Harleysville Mutual Insurance Company owns 53 percent of Harleysville Group Inc. (NASDAQ: HGIC), a publicly traded holding company for nine regional property/casualty insurance companies collectively rated A- (Excellent) by A.M. Best Company. Harleysville Group is a member of the NASDAQ Global Select Market, which represents the top third of all NASDAQ-listed companies and has the highest initial listing standards of any exchange in the world based on financial and liquidity requirements. Harleysville Group has paid a dividend every quarter since the company went public in 1986, and was one of 3 percent of public companies recognized with a 2006 Mergent Dividend Achiever Award for its long-term history of dividend increases. Harleysville Insurance—which distributes its products exclusively through independent insurance agencies and reflects that commitment to its agency force by being a Trusted Choice® company partner—currently operates in 32 eastern and midwestern states. Further information can be found on the company’s Web site at www.harleysvillegroup.com.

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Harleysville Group authorizes share repurchase program
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Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Harleysville Group Inc. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Harleysville Group will be those anticipated by management. Actual financial results including operating return on equity, premium growth and underwriting results could differ materially from those anticipated by Harleysville Group depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

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